Exhibit 1.1

WESTINGHOUSE AIR BRAKE TECHNOLOGIES CORPORATION

$750,000,000

3.450% Notes due 2026

PURCHASE AGREEMENT

October 31, 2016

J.P. Morgan Securities LLC

Merrill Lynch, Pierce, Fenner & Smith Incorporated

PNC Capital Markets LLC

Purchase Agreement

October 31, 2016

J.P. MORGAN SECURITIES LLC

MERRILL LYNCH, PIERCE, FENNER & SMITH

INCORPORATED

PNC CAPITAL MARKETS LLC

As Representatives of the several Initial Purchasers

c/o J.P. MORGAN SECURITIES LLC

383 Madison Avenue

New York, New York 10179

c/o MERRILL LYNCH, PIERCE, FENNER & SMITH

INCORPORATED

One Bryant Park

New York, NY 10036

c/o PNC CAPITAL MARKETS LLC

300 Fifth Avenue

Pittsburgh, PA 15222

Ladies and Gentlemen:

Introductory. Westinghouse Air Brake Technologies Corporation, a Delaware corporation (the “Company”), proposes, subject to the terms and conditions stated herein, to issue and sell to the several initial purchasers named in Schedule A (the “Initial Purchasers”), acting severally and not jointly, the respective amounts set forth in such Schedule A of $750,000,000 aggregate principal amount of the Company’s 3.450% Notes due 2026 (the “Notes”). The Notes will be unconditionally guaranteed by the guarantors listed in Schedule B hereto (the “Guarantors”) on an unconditional basis (the “Guarantees” and together with the Notes, the “Securities”). J.P. Morgan Securities LLC (“J.P. Morgan”), Merrill Lynch, Pierce, Fenner & Smith Incorporated (“Merrill Lynch”) and PNC Capital Markets LLC (“PNC”) have agreed to act as representatives of the several Initial Purchasers (in such capacity, the “Representatives”) in connection with the offering and sale of the Securities.

The Company intends to use the net proceeds from the offering of the Securities to finance a portion of the purchase price for the Acquisition (as defined below) as described under the caption “Use of Proceeds” in the Disclosure Package (as defined below). The Company intends to use any net proceeds from the offering of the Securities not used to finance a portion of the purchase price for the Acquisition for general corporate purposes. If the Acquisition is not completed for any reason, the Company intends to use the net proceeds from the offering of the Securities, together with cash on hand, to fund the special mandatory redemption described under the caption “Description of the Securities — Special Mandatory Redemption” in the Disclosure Package.

As described in the Disclosure Package, the Company has entered into (i) a Share Purchase Agreement (the “Share Purchase Agreement”), dated October 6, 2015, among the Company, FW Acquisition, LLC (“FW”), a wholly owned subsidiary of the Company, Financière Faiveley S.A., Famille Faiveley Participations, a sociètè par actions simplièe, Mr. Francois Faiveley and Mr. Erwan Faiveley (collectively, the “Sellers”) pursuant to which FW will purchase from the Sellers all of the ordinary shares of Faiveley Transport, S.A. (“Faiveley”) owned by the Sellers, representing a total of approximately 51% of the share capital of Faiveley (the “Share Purchase”) and (ii) a Tender Offer Agreement (the “Tender Offer Agreement” and, together with the Share Purchase Agreement, the “Acquisition Agreements”), dated October 6, 2015, among the Company, FW and Faiveley pursuant to which the Company has agreed to commence a public offer to the remaining shareholders of Faiveley to acquire all of the remaining ordinary shares of Faiveley (the “Tender Offer”). The term “Acquisition Agreements” as used herein shall include reference to all exhibits, schedules and attachments to such Acquisition Agreements. The term “Acquisition” as used herein shall refer to each of the transactions contemplated by the Acquisition Agreements, including the Share Purchase and the Tender Offer.

The Securities will be issued pursuant to an indenture, dated as of August 8, 2013 and as amended from time to time (the “Base Indenture”), among the Company, the Guarantors and Wells Fargo Bank, National Association, as trustee (the “Trustee”). Certain terms of the Securities will be established pursuant to a supplemental indenture (the “Supplemental Indenture”) to the Base Indenture (together with the Base Indenture, the “Indenture”). The Securities will be issued in book-entry form in the name of Cede & Co., as nominee of The Depository Trust Company (the “Depositary”), pursuant to a blanket letter of representations (the “DTC Agreement”), between the Company and the Depositary.

The holders of the Securities will be entitled to the benefits of a registration rights agreement, to be dated as of November 3, 2016 (the “Registration Rights Agreement”), among the Company, the Guarantors and the Initial Purchasers, pursuant to which the Company and the Guarantors will agree to file with the Commission (as defined below), under the circumstances set forth therein, (i) a registration statement under the Securities Act (as defined below) relating to another series of debt securities of the Company with terms substantially identical to the Securities (the “Exchange Securities”) to be offered in exchange for the Securities (the “Exchange Offer”) or (ii) a shelf registration statement pursuant to Rule 415 of the Securities Act relating to the resale by certain holders of the Securities, and in each case, to use its commercially reasonable efforts to cause such registration statements to be declared effective. All references herein to the Exchange Securities and the Exchange Offer are only applicable if the Company and the Guarantors are in fact required to consummate the Exchange Offer pursuant to the terms of the Registration Rights Agreement.

The Company understands that the Initial Purchasers propose to make an offering of the Securities on the terms and in the manner set forth herein and in the Disclosure Package and agrees that the Initial Purchasers may resell, subject to the conditions set forth herein, all or a portion of the Securities to purchasers (the “Subsequent Purchasers”) on the terms set forth in the Disclosure Package (the first time when sales of the Securities are made is referred to as the

“Initial Sale Time”). The Securities are to be offered and sold to or through the Initial Purchasers without being registered with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933 (as amended, the “Securities Act,” which term, as used herein, includes the rules and regulations of the Commission promulgated thereunder), in reliance upon exemptions therefrom. Pursuant to the terms of the Securities and the Indenture, investors who acquire Securities shall be deemed to have agreed that Securities may only be resold or otherwise transferred, after the date hereof, if such Securities are registered for sale under the Securities Act or if an exemption from the registration requirements of the Securities Act is available (including the exemptions afforded by Rule 144A under the Securities Act (“Rule 144A”) or Regulation S under the Securities Act (“Regulation S”)).

The Company and the Guarantors have prepared and delivered to the Initial Purchasers copies of a Preliminary Offering Memorandum, dated October 31, 2016 (the “Preliminary Offering Memorandum”), and have prepared and delivered to the Initial Purchasers copies of a Final Term Sheet, dated October 31, 2016, in the form attached as Exhibit C hereto (the “Final Term Sheet”), describing the terms of the Securities, each for use by the Initial Purchasers in connection with its solicitation of offers to purchase the Securities. The Preliminary Offering Memorandum and the Final Term Sheet are herein referred to as the “Disclosure Package.” As promptly as practicable after the Initial Sale Time and, in any event, not later than one business day following the date thereof, the Company and the Guarantors will prepare and deliver to the Initial Purchasers a final offering memorandum dated the date hereof (the “Final Offering Memorandum”).

All references herein to the terms “Disclosure Package” and “Final Offering Memorandum” shall be deemed to mean and include all information filed under the Securities Exchange Act of 1934 (as amended, the “Exchange Act,” which term, as used herein, includes the rules and regulations of the Commission promulgated thereunder) prior to the Initial Sale Time and incorporated by reference in the Disclosure Package (including the Preliminary Offering Memorandum) or the Final Offering Memorandum (as the case may be), and all references herein to the terms “amend,” “amendment” or “supplement” with respect to the Final Offering Memorandum shall be deemed to mean and include all information filed under the Exchange Act after the Initial Sale Time and incorporated by reference in the Final Offering Memorandum.

The Company and the Guarantors hereby confirm their agreements with the Initial Purchasers as follows:

SECTION 1. Representations and Warranties of the Company and the Guarantors

The Company and the Guarantors jointly and severally represent, warrant and covenant (it being understood that all representations and warranties of the Company and the Guarantors with respect to any of Faiveley and its subsidiaries (together, the

“Faiveley Parties”), including, without limitation, with respect to any financial statements of Faiveley, and the Sellers are made to the knowledge of the Company and the Guarantors) to each Initial Purchaser as of the date hereof, as of the Initial Sale Time and as of the Closing Date (in each case, a “Representation Date”), as follows:

a) No Registration Required. Subject to compliance by the Initial Purchasers with the representations and warranties set forth in Section 2 hereof and with the procedures set forth in Section 8 hereof, it is not necessary in connection with the offer, sale and delivery of the Securities to the Initial Purchasers and to each Subsequent Purchaser in the manner contemplated by this Agreement and the Final Offering Memorandum to register the Securities under the Securities Act or, until such time as the Exchange Securities are issued pursuant to an effective registration statement, to qualify the Indenture under the Trust Indenture Act of 1939 (the “Trust Indenture Act,” which term, as used herein, includes the rules and regulations of the Commission promulgated thereunder).

b) No Integration of Offerings or General Solicitation. None of the Company, its affiliates (as such term is defined in Rule 501 under the Securities Act) (each, an “Affiliate”), or any person acting on its or any of their behalf (other than the Initial Purchasers, as to whom the Company makes no representation or warranty) has, directly or indirectly, solicited any offer to buy or offered to sell, or will, directly or indirectly, solicit any offer to buy or offer to sell, in the United States or to any United States citizen or resident, any security which is or would be integrated with the sale of the Securities in a manner that would require the Securities to be registered under the Securities Act. None of the Company, its Affiliates, or any person acting on its or any of their behalf (other than the Initial Purchasers, as to whom the Company makes no representation or warranty) has engaged or will engage, in connection with the offering of the Securities, in any form of general solicitation or general advertising within the meaning of Rule 502 under the Securities Act. With respect to those Securities sold in reliance upon Regulation S, (i) none of the Company, its Affiliates or any person acting on its or their behalf (other than the Initial Purchasers, as to whom the Company makes no representation or warranty) has engaged or will engage in any directed selling efforts within the meaning of Regulation S and (ii) each of the Company and its Affiliates and any person acting on its or their behalf (other than the Initial Purchasers, as to whom the Company makes no representation or warranty) has complied and will comply with the offering restrictions set forth in Regulation S.

c) Eligibility for Resale under Rule 144A. When issued on the Closing Date, the Securities will be eligible for resale pursuant to Rule 144A and will not be, at the Closing Date, of the same class as securities listed on a national securities exchange registered under Section 6 of the Exchange Act or quoted in a U.S. automated interdealer quotation system.

d) Disclosure Package and Offering Memorandum. Neither the Disclosure Package, as of the Initial Sale Time, nor the Final Offering Memorandum, as of its date or (as amended or supplemented in accordance with Section 3(a), as applicable) as of the Closing Date, contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. The preceding sentence does not apply to statements in or omissions from the Disclosure Package or the Final Offering Memorandum or any amendment or supplement thereto based upon and in conformity with information furnished to the Company in writing by any of the Initial Purchasers through the Representatives expressly for use therein, it being understood and agreed that the only such information furnished by any Initial Purchaser through the Representatives consists of the information described as such in Section 9 hereof. The Disclosure Package contains, and the Final Offering Memorandum will contain, all the information specified in, and meeting the requirements of, Rule 144A. The Company has not distributed and will not distribute, prior to the later of the Closing Date and the completion of the Initial Purchasers’ distribution of the Securities, any offering material in connection with the offering and sale of the Securities other than the Disclosure Package and the Final Offering Memorandum.

e) Company Additional Written Communications. The Company and the Guarantors have not prepared, made, used, authorized, approved or distributed and will not prepare, make, use, authorize, approve or distribute any written communication that constitutes an offer to sell or solicitation of an offer to buy the Securities other than (i) the Disclosure Package, (ii) the Final Offering Memorandum and (iii) any electronic road show or other written communications, in each case used in accordance with Section 3(a) (each, a “Company Additional Written Communication”). Each such Company Additional Written Communication, when taken together with the Disclosure Package, did not as of the Initial Sale Time, and at the Closing Date will not, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. The preceding sentence does not apply to statements in or omissions from the Disclosure Package or the Final Offering Memorandum based upon and in conformity with written information furnished to the Company or the Guarantors by any Initial Purchaser through the Representatives specifically for use therein, it being understood and agreed that the only such information furnished by any Initial Purchaser through the Representatives consists of the information described as such in Section 9 hereof.

f) Incorporated Documents. The documents incorporated or deemed to be incorporated by reference in the Preliminary Offering Memorandum and the Final Offering Memorandum (i) at the time they were or hereafter are filed with the Commission, complied or will comply in all material respects with the requirements of the Exchange Act and (ii) when read together with the other information in the Disclosure Package, at the Initial Sale Time, and when read together with the other information in the Final Offering Memorandum, at the date of the Final Offering Memorandum and at the Closing Date, did not or will not include an untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

g) The Purchase Agreement. This Agreement has been duly authorized, executed and delivered by the Company and each of the Guarantors.

h) The Acquisition Agreements. The Acquisition Agreements have been duly authorized, executed and delivered by, and constitute a valid and legally binding agreement of, the Company and FW enforceable against the Company and FW in accordance with their terms, except as the enforcement thereof may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium or other similar laws relating to or affecting the rights and remedies of creditors or by general equitable principles. The Acquisition Agreements conform in all material respects to the description thereof included in the Disclosure Package and the Final Offering Memorandum. The Company has not received any notice of termination of the Acquisition Agreements from any other party thereto. All of the representations and warranties of the Sellers in the Share Purchase Agreement and the representations and warranties of Faiveley in the Tender Offer Agreement are true and correct in all material respects. The Company has no reason to believe that its, and has not received notice from the Sellers that their, conditions to the closing of the transactions contemplated by the Share Purchase Agreement will not be satisfied within the timeframe contemplated therein. The Company has no reason to believe that its, and has not received notice from Faiveley that its, conditions to the closing of the transactions contemplated by the Tender Offer Agreement will not be satisfied within the timeframe contemplated therein.

i) The Registration Rights Agreement. The Registration Rights Agreement has been duly authorized and, on the Closing Date, when duly executed and delivered by the parties thereto, will constitute a valid and binding agreement of the Company and each of the Guarantors, enforceable in accordance with its terms, except as the enforcement thereof may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium or other similar laws relating to or affecting the rights and remedies of creditors or by general equitable principles.

j) Authorization of the Indenture. The Base Indenture has been duly qualified under the Trust Indenture Act and has been duly authorized, executed and delivered by the Company and constitutes a valid and binding agreement of the Company, enforceable against the Company in accordance with its terms, except as the enforcement thereof may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium or other similar laws relating to or affecting the rights and remedies of creditors or by general equitable principles. Upon the due execution and delivery on the Closing Date of the Second Supplemental Indenture, to be dated as of November 3, 2016 (the “Second Supplemental Indenture”), by and among the Company, each of the Guarantors and the Trustee, the Base Indenture, as supplemented by the Second Supplemental Indenture, will have been duly authorized, executed and delivered by each of the Guarantors and will constitute a valid and binding agreement of each of the Guarantors, enforceable against each of the Guarantors in accordance with its terms, except as the enforcement thereof may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium or other similar laws relating to or affecting the rights and remedies of creditors or by general equitable principles. The Supplemental Indenture has been duly authorized by the Company and each of the Guarantors, and at the Closing Date, will have been duly executed and delivered by the Company and each of the Guarantors. Assuming the due authorization, execution and delivery thereof by the Trustee, at the Closing Date, the Supplemental Indenture will constitute a valid and binding agreement of the Company and each of the Guarantors, enforceable against the Company and each of the Guarantors in accordance with its terms, except as the enforcement thereof may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium or other similar laws relating to or affecting the rights and remedies of creditors or by general equitable principles.

k) Authorization of the Notes and the Guarantees. The Notes to be purchased by the Initial Purchasers from the Company will be in the form contemplated by the Indenture, have been duly authorized for issuance and sale pursuant to this Agreement and the Indenture and, at the Closing Date, will have been duly executed by the Company and, when authenticated in the manner provided for in the Indenture and delivered against payment of the purchase price therefor, will constitute valid and binding obligations of the Company, enforceable in accordance with their terms, except as the enforcement thereof may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium or other similar laws relating to or affecting the rights and remedies of creditors or by general equitable principles, and will be entitled to the benefits of the Indenture; and the Guarantees have been duly authorized by each of the Guarantors and, when the Notes have been duly executed, authenticated, issued and delivered in the manner provided for in the Indenture and paid for as provided herein, will constitute valid and binding obligations of each of the Guarantors, enforceable in accordance with their terms, except as the enforcement thereof may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium or other similar laws relating to or affecting the rights and remedies of creditors or by general equitable principles, and will be entitled to the benefits of the Indenture.

l) Authorization of the Exchange Securities. The Exchange Securities have been duly authorized for issuance by the Company and each of the Guarantors and, when issued and authenticated in the manner provided for in the Indenture and the Registration Rights Agreement, will constitute valid and binding obligations of the Company, as issuer, and each Guarantors, as guarantor, enforceable in accordance with their terms, except as the enforcement thereof may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium or other similar laws relating to or affecting the rights and remedies of creditors or by general equitable principles, and will be entitled to the benefits of the Indenture.

m) Description of the Notes, the Guarantees, the Indenture and the Registration Rights Agreement. The Notes, the Guarantees, the Indenture and the Registration Rights Agreement conform in all material respects to the descriptions thereof contained in the Disclosure Package and the Final Offering Memorandum.

n) Accuracy of Statements. The statements in each of the Disclosure Package and the Final Offering Memorandum under the captions “Description of the Securities,” “Exchange Offer; Registration Rights” and “Material U.S. Federal Income Tax Considerations” in each case insofar as such statements constitute a summary of the legal matters, documents or proceedings referred to therein, fairly present and summarize, in all material respects, the matters referred to therein.

o) No Material Adverse Change. Except as otherwise disclosed in the Disclosure Package, subsequent to the respective dates as of which information is given in the Disclosure Package, (i) none of the Company, any of its subsidiaries or any Faiveley Parties has sustained any material loss or material interference with its business from fire, explosion, flood or other calamity, whether or not covered by insurance, or from any labor dispute or court or governmental action, order or decree and (ii) there has been no material adverse change, or any development that could reasonably be expected to result in a material adverse change, in the condition, financial or otherwise, or in the earnings, management, business, properties, results of operations or prospects, whether or not arising from transactions in the ordinary course of business, of the Company and its subsidiaries, and, where applicable, the Faiveley Parties, in each case considered as one entity (any such change is called a “Material Adverse Change”).

p) Company’s Independent Accountants. Ernst & Young LLP, who have expressed their opinion with respect to the Company’s audited financial statements for the fiscal years ended 2015, 2014 and 2013 incorporated by reference in the Preliminary Offering Memorandum and the Final Offering Memorandum, are independent public accountants with respect to the Company as required by the Securities Act and the Exchange Act and are an independent registered public accounting firm with the Public Company Accounting Oversight Board.

q) Faiveley’s Independent Accountants. PricewaterhouseCoopers Audit, who have expressed their opinion with respect to Faiveley’s audited financial statements for the fiscal years ended March 31, 2016 and 2015 incorporated by reference in the Preliminary Offering Memorandum and the Final Offering Memorandum, are independent statutory auditors with respect to Faiveley as required by the French Generally Accepted Auditing Standards.

r) Preparation of the Financial Statements. The financial statements of the Company and of Faiveley, together with the related notes thereto, incorporated by reference in the Preliminary Offering Memorandum and the Final Offering Memorandum present fairly the consolidated financial position of the Company and Faiveley, respectively, and their respective subsidiaries as of and at the dates indicated and the results of their operations and cash flows for the periods specified. The financial statements of the Company incorporated by reference in the Preliminary Offering Memorandum and the Final Offering Memorandum comply as to form with the accounting requirements of the Securities Act and have been prepared in conformity with generally accepted accounting principles (“GAAP”) as applied in the United States applied on a consistent basis throughout the periods involved, except as may be expressly stated in the related notes thereto. The financial statements of Faiveley incorporated by reference in the Preliminary Offering Memorandum and the Final Offering Memorandum have been prepared in conformity with international financial reporting standards (“IFRS”) as adopted by the European Union applied on a consistent basis throughout the periods involved, except as may be expressly stated in the related notes thereto. The selected financial data and the summary financial information of the Company and of Faiveley included in the Preliminary Offering Memorandum and the Final Offering Memorandum present fairly the information shown therein and have been compiled on a basis consistent with that of the audited financial statements of the Company and Faiveley, as applicable, incorporated by reference in the Preliminary Offering Memorandum and the Final Offering Memorandum. The interactive data in eXtensible Business Reporting Language incorporated by reference in the Preliminary Offering Memorandum and the Final Offering Memorandum fairly presents the information called for in all material respects and has been prepared in accordance with the Commission’s rules and guidelines applicable thereto.

s) Pro Forma Financial Information. The pro forma financial statements and other pro forma financial information included and incorporated by reference in the Preliminary Offering Memorandum and the Final Offering Memorandum present fairly, in all material respects, the information shown therein, have been prepared in accordance with the Commission’s rules and guidelines applicable thereto, have been properly compiled on the pro forma bases described therein, and the assumptions used in the preparation thereof are reasonable and the adjustments used therein are appropriate to give effect to the transactions or circumstances referred to therein.

t) Incorporation and Good Standing of the Company, its Significant Subsidiaries and each Guarantor. Each of the Company, its significant subsidiaries (as defined in Rule 1-02(10) of Regulation S-X, the “Significant Subsidiaries”), the Guarantors and the Faiveley Parties has been duly incorporated and is validly existing as a corporation in good standing (to the extent such concept exists in the jurisdiction in question) under the laws of the jurisdiction of its incorporation and has corporate power and authority to own or lease, as the case may be, and operate its properties and to conduct its business as described in the Disclosure Package and the Final Offering Memorandum and, in the case of each of the Company and the Guarantors, to enter into and perform its obligations under this Agreement. Each of the Company, each Significant Subsidiary, each Guarantor and each Faiveley Party is duly qualified as a foreign corporation to transact business and is in good standing (to the extent such concept exists in the jurisdiction in question) in each jurisdiction in which such qualification is required, whether by reason of the ownership or leasing of property or the conduct of business, except for such jurisdictions where the failure to so qualify or to be in good standing would not, individually or in the aggregate, have a material adverse effect (i) on the condition, financial or otherwise, or in the earnings, management, business, properties, results of operations or prospects, whether or not arising from transactions in the ordinary course of business, of the Company, the Guarantors and each other subsidiary of the Company, and, where applicable, the Faiveley Parties, in each case considered as one entity or (ii) the ability of the Company and each Guarantor to perform their respective obligations under, and consummate the transactions contemplated by, this Agreement, the Indenture, the Registration Rights Agreement, the Notes and the Guarantees (each, a “Material Adverse Effect”). All of the issued and outstanding shares of capital stock of each Significant Subsidiary, each Guarantor and of each subsidiary of Faiveley have been duly authorized and validly issued, are fully paid and nonassessable and are owned by the Company or Faiveley, as applicable, directly or through subsidiaries, free and clear of any security interest, mortgage, pledge, lien, encumbrance or claim of any third party (except, in the case of any foreign subsidiary, for directors’ qualifying shares and except as otherwise disclosed in the Disclosure Package and the Final Offering Memorandum). The Company does not have any subsidiary not listed on Exhibit 21 to its Annual Report on Form 10-K for its fiscal year ended December 31, 2015 which would be required to be so listed if such Annual Report on Form 10-K were filed on the date of this Agreement.

u) Capitalization and Other Capital Stock Matters. The authorized, issued and outstanding capital stock of the Company is as set forth in the Disclosure Package and the Final Offering Memorandum under the caption “Capitalization” (other than for subsequent issuances, if any, pursuant to employee benefit plans described in the Disclosure Package and the Final Offering Memorandum or upon exercise of outstanding options described in the Disclosure Package and the Final Offering Memorandum, as the case may be).

v) Non-Contravention of Existing Instruments; No Further Authorizations or Approvals Required. None of the Company, any of its Significant Subsidiaries, any Guarantor or any Faiveley Party is (i) in violation or in default (or, with the giving of notice or lapse of time or both, would be in default) (“Default”) under its articles of incorporation, charter, by-laws or comparable organic documents, as the case may be, (ii) in Default under any indenture, mortgage, loan or credit agreement, deed of trust, note, contract, franchise, lease or other agreement, obligation, condition, covenant or instrument to which the Company, any of its Significant Subsidiaries, any Guarantor or any Faiveley Party is a party or by which it or any of them may be bound or to which any of the property or assets of the Company, any of its Significant Subsidiaries, any Guarantor or any Faiveley Party is subject (each, an “Existing Instrument”) or (iii) in violation of any statute, law, rule, regulation, judgment, order or decree of any court, regulatory body, administrative agency, governmental body, arbitrator or other authority having jurisdiction over the Company, any of its Significant Subsidiaries, any Guarantor or any Faiveley Party or any of their respective properties, as applicable, except, with respect to clauses (ii) and (iii) only, for such Defaults or violations as would not, individually or in the aggregate have a Material Adverse Effect. The Company’s and each Guarantor’s execution, delivery and performance of this Agreement and consummation of the transactions contemplated hereby, by the Disclosure Package and by the Final Offering Memorandum (i) have been duly authorized by all necessary corporate action and will not result in any Default under the respective articles of incorporation, charter, by-laws or comparable organic documents of the Company, any Guarantor or any other subsidiary of the Company, (ii) will not conflict with or constitute a breach of, or Default or a Debt Repayment Triggering Event (as defined below) under, or result in the creation or imposition of any lien, charge or encumbrance upon any property or assets of the Company, any Guarantor, any other subsidiaries of the Company or any Faiveley Party pursuant to, or require the consent of any other party to, any Existing Instrument, and (iii) will not result in any violation of any statute, law, rule, regulation, judgment, order or decree applicable to the Company, any Guarantor or any other subsidiary of the Company or any Faiveley Party of any court, regulatory body, administrative agency, governmental body, arbitrator or other authority having jurisdiction over the Company, any Guarantor, any other subsidiary of the Company or any Faiveley Party or any of their respective properties. No consent, approval, authorization or other order of, or registration or filing with, any court or other governmental or regulatory authority or agency is required for the Company’s or any Guarantor’s execution, delivery or performance of this Agreement or consummation of the transactions contemplated hereby, by the Disclosure Package or by the Final Offering Memorandum, except such as have been obtained or made by the Company or such Guarantor, as applicable, and are in full force and effect under the Securities Act, applicable state securities or blue sky laws and from the Financial Industry Regulatory Authority (the “FINRA”). As used herein, a “Debt Repayment Triggering Event” means any event or condition which gives, or with the giving of notice or lapse of time or both would give, the holder of any note, debenture or other evidence of indebtedness (or any person acting on such holder’s behalf) issued by the Company or any Guarantor, the right to require the repurchase, redemption or repayment of all or a portion of such indebtedness by the Company, any Guarantor or any other subsidiary of the Company.

w) No Material Actions or Proceedings. Except as disclosed in the Disclosure Package and the Final Offering Memorandum, there are no legal or governmental actions, suits or proceedings pending or, to the knowledge of the Company or any of the Guarantors, threatened (i) against or affecting the Company, any of the Guarantors, any other subsidiary of the Company or any Faiveley Party, (ii) which has as the subject thereof any officer or director of, or property owned or leased by, the Company, any of the Guarantors, any other subsidiary of the Company or any Faiveley Party or (iii) relating to environmental or discrimination matters related to the Company, any of the Guarantors, any other subsidiary or any Faiveley Party, where any such action, suit or proceeding, if determined adversely, could, individually or in the aggregate, have a Material Adverse Effect.

x) Labor Matters. No material dispute with the employees of the Company, any of the Guarantors, any other subsidiary of the Company or any Faiveley Party exists, and neither Company nor any of the Guarantors is aware of any existing or imminent labor disturbance by the employees of any of the Company’s, any Guarantor’s, the Company’s other subsidiaries’ or any Faiveley Party’s principal suppliers, contractors or customers, that could, individually or in the aggregate, have a Material Adverse Effect.

y) Intellectual Property Rights. Except as set forth in the Disclosure Package and the Final Offering Memorandum, to the knowledge of the Company and the Guarantors, the Company, the Guarantors, the other subsidiaries of the Company and the Faiveley Parties own or possess a valid right to use all patents, trademarks, service marks, trade names, copyrights, patentable inventions, trade secret, know-how and other intellectual property (collectively, the “Intellectual Property”) used by the Company, the Guarantors, the other subsidiaries of the Company or the Faiveley Parties in, and material to, the conduct of the Company’s, the Guarantors’, the Company’s other subsidiaries’ or the Faiveley Parties’ respective businesses as now conducted or as proposed in the Disclosure Package and the Final Offering Memorandum to be conducted. Except as set forth in the Disclosure Package and the Final Offering Memorandum, there is no material infringement by third parties of any of the Company’s, any Guarantor’s or Faiveley’s Intellectual Property and there are no legal or governmental actions, suits, proceedings or claims pending or, to the Company’s or the Guarantors’ knowledge, threatened, against the Company or against the Faiveley Parties (i) challenging the Company’s, any Guarantor’s or the Faiveley Parties’ rights in or to any Intellectual Property, (ii) challenging the validity or scope of any Intellectual Property owned by the Company, any Guarantor or by the Faiveley Parties, or (iii) alleging that the operation of the Company’s, any Guarantor’s or Faiveley’s respective businesses as now conducted infringes or otherwise violates any patent, trademark, copyright, trade secret or other proprietary rights of a third party, and the Company and the Guarantors are unaware of any facts which would form a reasonable basis for any such claim.

z) All Necessary Permits, etc. The Company, each Guarantor, each Significant Subsidiary and each Faiveley Party possess such valid and current certificates, authorizations, permits, licenses, approvals, consents and other authorizations issued by the appropriate state, federal or foreign regulatory agencies or bodies necessary to conduct their respective businesses as now conducted, and none of the Company, any Guarantor, any Significant Subsidiary or any Faiveley Party has received any notice of proceedings relating to the revocation or modification of, or non-compliance with, any such certificate, authorization, permit, license, approval, consent or other authorization which, singly or in the aggregate, if the subject of an unfavorable decision, ruling or finding, could have a Material Adverse Effect.

aa) Title to Properties. Except as otherwise disclosed in the Disclosure Package and the Final Offering Memorandum, the Company, each of the Guarantors, each of the other subsidiaries of the Company and the Faiveley Parties have good and marketable title to all the properties and assets reflected as owned in the applicable financial statements referred to in Section 1(r) above (or elsewhere in the Disclosure Package and the Final Offering Memorandum), in each case free and clear of any security interests, mortgages, liens, encumbrances, equities, claims and other defects, except such as do not materially and adversely affect the value of such property and do not materially interfere with the use made or proposed to be made of such property by the Company, such Guarantor, such subsidiary or such Faiveley Party. The real property, improvements, equipment and personal property held under lease by the Company, any Guarantor, any subsidiary or any Faiveley Party are held under valid and enforceable leases, with such exceptions as are not material and do not materially interfere with the use made or proposed to be made of such real property, improvements, equipment or personal property by the Company, such Guarantor, such subsidiary or such Faiveley Party.

bb) Tax Law Compliance. The Company, the Guarantors, the other subsidiaries of the Company and the Faiveley Parties have filed all tax returns material to the Company, the Guarantors, the other subsidiaries of the Company and the Faiveley Parties, taken as a whole, and required to have been filed through the date of this Agreement and have paid all taxes required to be paid by any of them and, if due and payable, any related or similar assessment, fine or penalty levied against any of them, except for any taxes, assessments, fines or penalties as may be being contested in good faith and by appropriate proceedings, except where a failure to make such payments would not, individually or in the aggregate, have a Material Adverse Effect. The Company and Faiveley have made appropriate provisions in accordance with GAAP or IFRS, as applicable, in the applicable financial statements referred to in Section 1(r) above in respect of all federal, state, local and foreign income and franchise taxes for all current or prior periods as to which the tax liability of the Company, any Guarantor, any other subsidiary of the Company or any of the Faiveley Parties has not been finally determined.

cc) Company Not an Investment Company. None of the Company or any Guarantor is, and after receipt of payment for the Securities and the application of the proceeds thereof as contemplated under the caption “Use of Proceeds” in the Disclosure Package and the Final Offering Memorandum will be, required to register as an “investment company” within the meaning of the Investment Company Act of 1940, as amended, and the rules and regulations promulgated thereunder.

dd) Insurance. The Company, the Guarantors, the other subsidiaries of the Company and the Faiveley Parties are insured under policies in such amounts and with such deductibles and covering such risks as are generally deemed adequate and customary for their businesses including, but not limited to, policies covering real and personal property owned or leased by the Company, the Guarantors, the other subsidiaries of the Company and the Faiveley Parties against theft, damage, destruction, acts of vandalism and earthquakes. All policies of insurance insuring the Company, any Guarantor, any of the other subsidiaries of the Company or any Faiveley Parties or their respective businesses, assets, employees, officers and directors are in full force and effect; the Company, the Guarantors, the other subsidiaries of the Company and the Faiveley Parties are in compliance with the terms of such policies and instruments in all material respects; and there are no claims by the Company, any Guarantor, any other subsidiaries of the Company or any Faiveley Parties under any such policy or instrument as to which any insurance company is denying liability or defending under a reservation of rights clause; and none of the Company, any such Guarantor, any such other subsidiary of the Company or any such Faiveley Party has been refused any insurance coverage sought or applied for. Neither the Company nor any Guarantor has any reason to believe that it, any Guarantor, any other subsidiary of the Company or any Faiveley Party will not be able (i) to renew its existing insurance coverage as and when such policies expire or (ii) to obtain comparable coverage from similar institutions as may be necessary or appropriate to conduct its business as now conducted and at a cost that would not have a Material Adverse Effect.

ee) No Price Stabilization or Manipulation. Neither the Company nor any of the Guarantors has taken, or will take, directly or indirectly, any action designed to or that would be reasonably expected to cause or result in stabilization or manipulation of the price of any security of the Company to facilitate the sale or resale of the Securities.

ff) Related Party Transactions. There are no business relationships or related-party transactions involving the Company or any subsidiary or any other person which is required by the Securities Act to be disclosed in a registration statement on Form S-1 which is not so disclosed in the Offering Memorandum.

gg) No Unlawful Contributions or Other Payments. None of the Company, any of its subsidiaries, any Faiveley Party, or, to the Company’s and each Guarantor’s knowledge, any director, officer, agent, employee, affiliate of the Company or any of its subsidiaries or affiliate of any Faiveley Party is aware of or has taken any action, directly or indirectly, that would result in a violation by such persons of either (i) the Foreign Corrupt Practices Act of 1977, as amended, and the rules and regulations thereunder (the “FCPA”), including, without limitation, making use of the mails or any means or instrumentality of interstate commerce corruptly in furtherance of an offer, payment, promise to pay or authorization of the payment of any money, or other property, gift, promise to give, or authorization of the giving of anything of value to any “foreign official” (as such term is defined in the FCPA) or any foreign political party or official thereof or any candidate for foreign political office, in contravention of the FCPA or (ii) the U.K. Bribery Act 2010 (the “Bribery Act”), and the Company, its subsidiaries, the Faiveley Parties and, to the Company’s and each Guarantor’s knowledge, its affiliates and the affiliates of the Faiveley Parties, have conducted their businesses in compliance with the FCPA and the Bribery Act and have instituted and maintain policies and procedures designed to ensure, and which are reasonably expected to continue to ensure, continued compliance therewith.

hh) No Conflict with Money Laundering Laws. The operations of the Company, its subsidiaries and the Faiveley Parties are and have been conducted at all times in compliance in all material respects with applicable financial recordkeeping and reporting requirements of the Currency and Foreign Transactions Reporting Act of 1970, as amended, the money laundering statutes of all applicable jurisdictions, the rules and regulations thereunder and any related or similar rules, regulations or guidelines issued, administered or enforced by any governmental agency (collectively, the “Money Laundering Laws”) and no action, suit or proceeding by or before any court or governmental agency, authority or body or any arbitrator involving the Company, any of its subsidiaries or any Faiveley Party with respect to the Money Laundering Laws is pending or, to the best of the Company’s and each Guarantor’s knowledge, threatened.

ii) No Conflict with OFAC Laws. None of the Company, any of its subsidiaries, any Faiveley Party, nor, to the knowledge of the Company or any Guarantor, any director, officer, agent, employee, affiliate or representative of the Company or any of its subsidiaries or affiliate of any Faiveley Party is an individual or entity (“Person”) currently the subject or target of any sanctions administered or enforced by the United States Government, including, without limitation, the U.S. Department of the Treasury’s Office of Foreign Assets Control (“OFAC”), the United Nations Security Council (“UNSC”), the European Union, Her Majesty’s Treasury (“HMT”), or other relevant sanctions authority (collectively, “Sanctions”), nor is the Company, any of the Guarantors or Faiveley located, organized or resident in a country or territory that is the subject of Sanctions; and the Company will not directly or indirectly use the proceeds of the sale of the Securities, or lend, contribute or otherwise make available such proceeds to any subsidiaries, joint venture partners or other Person, to fund any activities of or business with any Person, or in any country or territory, that, at the time of such funding, is the subject of Sanctions or in any other manner that will result in a violation by any Person (including any Person participating in the transaction, whether as Initial Purchaser, advisor, investor or otherwise) of Sanctions.

jj) Compliance with Environmental Laws. Except as otherwise disclosed in the Disclosure Package and the Final Offering Memorandum, (i) none of the Company, any of the Guarantors, any other subsidiaries of the Company or any Faiveley Party is in violation of any federal, state, local or foreign law, regulation, order, permit or other requirement relating to pollution or protection of human health or the environment (including, without limitation, ambient air, surface water, groundwater, land surface or subsurface strata) or wildlife, including without limitation, laws and regulations relating to emissions, discharges, releases or threatened releases of chemicals, pollutants, contaminants, wastes, toxic substances, hazardous substances, petroleum and petroleum products (collectively, “Materials of Environmental Concern”), or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Materials of Environment Concern (collectively, “Environmental Laws”), which violation includes, but is not limited to, noncompliance with any permits or other governmental authorizations required for the operation of the business of the Company, the Guarantors, the other subsidiaries of the Company or the Faiveley Parties under applicable

Environmental Laws, or noncompliance with the terms and conditions thereof, nor has the Company, any of the Guarantors, any of the other subsidiaries of the Company or any Faiveley Party received any written communication, whether from a governmental authority, citizens group, employee or otherwise, that alleges that the Company, any of the Guarantors, any of the other subsidiaries of the Company or any Faiveley Party is in violation of any Environmental Law, except as would not, individually or in the aggregate, have a Material Adverse Effect; (ii) there is no claim, action or cause of action filed with a court or governmental authority, no investigation with respect to which the Company, any Guarantor or Faiveley has received written notice, and no written notice by any person or entity alleging potential liability for investigatory costs, cleanup costs, governmental responses costs, natural resources damages, property damages, personal injuries, attorneys’ fees or penalties arising out of, based on or resulting from the presence, or release into the environment, of any Material of Environmental Concern at any location owned, leased or operated by the Company, any of the Guarantors, any of the other subsidiaries of the Company or any Faiveley Party, now or in the past (collectively, “Environmental Claims”), pending or, to the Company’s or any Guarantor’s knowledge, threatened against the Company, any of the Guarantors, any of the other subsidiaries of the Company or any Faiveley Party or any person or entity whose liability for any Environmental Claim the Company, any of the Guarantors, any of the other subsidiaries of the Company or any Faiveley Party has retained or assumed either contractually or by operation of law, except as would not, individually or in the aggregate, have a Material Adverse Effect; (iii) to the Company’s and each Guarantor’s knowledge, there are no past, present or anticipated future actions, activities, circumstances, conditions, events or incidents, including, without limitation, the release, emission, discharge, presence or disposal of any Material of Environmental Concern, that reasonably could result in a violation of any Environmental Law, require expenditures to be incurred pursuant to Environmental Law, or form the basis of a potential Environmental Claim against the Company, any of the Guarantors, any of the other subsidiaries of the Company or any Faiveley Party or against any person or entity whose liability for any Environmental Claim the Company, any of the Guarantors, any of the other subsidiaries of the Company or any Faiveley Party has retained or assumed either contractually or by operation of law, except as would not, individually or in the aggregate, have a Material Adverse Effect; and (iv) neither the Company, any of the Guarantors, nor any of the other subsidiaries of the Company is subject to any pending or threatened proceeding under Environmental Law to which a governmental authority is a party and which is reasonably likely to result in monetary sanctions of $100,000 or more.

kk) Periodic Review of Costs of Environmental Compliance. In the ordinary course of its business, the Company conducts a periodic review of the effect of Environmental Laws on the business, operations and properties of the Company and its subsidiaries, in the course of which it identifies and evaluates associated costs and liabilities (including, without limitation, any capital or operating expenditures required for clean-up, closure of properties or compliance with Environmental Laws or any permit, license or approval, any related constraints on operating activities and any potential liabilities to third parties). On the basis of such review and the amount of its established reserves, the Company has reasonably concluded that such associated costs and liabilities would not, individually or in the aggregate, be expected to have a Material Adverse Effect.

ll) ERISA Compliance. The Company and its subsidiaries and any “employee benefit plan” (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended, and the regulations and published interpretations thereunder (collectively, “ERISA”)) established or maintained by the Company, its subsidiaries or their ERISA Affiliates (as defined below) are in compliance in all material respects with ERISA. “ERISA Affiliate” means, with respect to the Company or a subsidiary, any member of any group of organizations described in Sections 414(b), (c), (m) or (o) of the Internal Revenue Code of 1986, as amended (the “Internal Revenue Code”), of which the Company or such subsidiary is a member. No “reportable event” (as defined under ERISA) has occurred or is reasonably expected to occur with respect to any “employee benefit plan” established or maintained by the Company, its subsidiaries or any of their ERISA Affiliates. No “employee benefit plan” established or maintained by the Company, its subsidiaries or any of their ERISA Affiliates, if such “employee benefit plan” were terminated, would have any “amount of unfunded benefit liabilities” (as defined under ERISA). Neither the Company, its subsidiaries nor any of their ERISA Affiliates has incurred or reasonably expects to incur any liability under (i) Title IV of ERISA with respect to termination of, or withdrawal from, any “employee benefit plan,” (ii) Sections 412, 4971 or 4975 of the Internal Revenue Code, or (iii) Section 4980B of the Internal Revenue Code with respect to the excise tax imposed thereunder. Each “employee benefit plan” established or maintained by the Company, its subsidiaries or any of their ERISA Affiliates that is intended to be qualified under Section 401(a) of the Internal Revenue Code has received a favorable determination letter from the Internal Revenue Service and nothing has occurred, whether by action or failure to act, which is reasonably likely to cause disqualification of any such employee benefit plan under Section 401(a) of the Internal Revenue Code.

mm) Sarbanes-Oxley Compliance. There is and has been no failure on the part of the Company, any Guarantor and any of the Company’s or Guarantor’s directors or officers, in their capacities as such, to comply with any provision of the Sarbanes-Oxley Act of 2002 and the rules and regulations promulgated in connection therewith (the “Sarbanes-Oxley Act”), including Section 402 related to loans and Sections 302 and 906 related to certifications.

nn) Internal Controls and Procedures. The Company and the Guarantors maintain a system of internal accounting controls over financial reporting (as such term is defined in Rule 13a-15(f) under the Exchange Act) sufficient to provide reasonable assurance that (i) transactions are executed in accordance with management’s general or specific authorizations; (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with generally accepted accounting principles and to maintain asset accountability; (iii) access to assets is permitted only in accordance with management’s general or specific authorization; (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences; and (v) the interactive data in eXtensible Business Reporting Language incorporated by reference in the Disclosure Package and the Final Offering Memorandum fairly presents the information called for in all material respects and is prepared in accordance with the Commission’s rules and guidelines applicable thereto. Except as disclosed in the Disclosure Package and the Final Offering Memorandum, since the end of the Company’s and the Guarantors’ most recent audited fiscal year, there has been (i) no material weakness or significant deficiencies in the Company’s or any Guarantor’s internal control over financial reporting (whether or not remediated) and (ii) no change in the Company’s or any Guarantor’s internal control over financial reporting that has materially affected, or is reasonably likely to materially affect, the Company’s or any Guarantor’s internal control over financial reporting.

oo) Disclosure Controls and Procedures. The Company and the Guarantors maintain disclosure controls and procedures (as such term is defined in Rule 13a-15(e) under the Exchange Act) that comply with the requirements of the Exchange Act; and such disclosure controls and procedures have been designed to ensure that material information relating to the Company, the Guarantors, and the other subsidiaries of the Company is made known to the Company’s principal executive officer and principal financial officer by others within those entities; and such disclosure controls and procedures are effective.

pp) Accuracy of Exhibits. There are no franchises, contracts or documents which are required to be described or filed as exhibits to the documents incorporated by reference in the Disclosure Package or the Final Offering Memorandum which have not been so described and filed as required.

qq) Regulation S. The Company, the Guarantors and their respective affiliates and all persons acting on their behalf (other than the Initial Purchasers, as to whom the Company and the Guarantors makes no representation) have complied with and will comply with the offering restrictions requirements of Regulation S in connection with the offering of the Securities outside the United States and, in connection therewith, the Preliminary Offering Memorandum will contain the disclosure required by Rule 902. The Company is a “reporting issuer”, as defined in Rule 902 under the Securities Act.

Any certificate signed by an officer of the Company or any Guarantor and delivered to the Representatives or to counsel for the Initial Purchasers shall be deemed to be a representation and warranty by the Company or such Guarantor to each Initial Purchaser as to the matters set forth therein.

SECTION 2. Purchase, Sale and Delivery of the Securities.

a) The Securities. Each of the Company and the Guarantors agrees to issue and sell to the several Initial Purchasers, severally and not jointly, all of the Securities upon the terms herein set forth. On the basis of the representations, warranties and agreements herein contained, and upon the terms but subject to the conditions herein set forth, the Initial Purchasers agree, severally and not jointly, to purchase from the Company and the Guarantors the aggregate principal amount of Securities set forth opposite their names on Schedule A at a purchase price of 99.315% of the principal amount of the Securities, payable on the Closing Date.

b) The Closing Date. Delivery of certificates for the Securities in global form to be purchased by the Initial Purchasers and payment therefor shall be made at the offices of Davis Polk & Wardwell LLP, 450 Lexington Avenue, New York, New York 10017 (or such other place as may be agreed to by the Company and the Representatives) at 9:00 a.m., New York City time, on November 3, 2016, or such other time and date as the Initial Purchasers and the Company shall mutually agree (the time and date of such closing are called the “Closing Date”).

c) Offering of the Securities. The Representatives hereby advise the Company that the Initial Purchasers intend to offer for resale, as described in the Disclosure Package and the Final Offering Memorandum, their respective portions of the Securities as soon after the execution of this Agreement as the Representatives, in their sole judgment, have determined is advisable and practicable.

d) Payment for the Securities. Payment for the Securities shall be made at the Closing Date by wire transfer of immediately available funds to the order of the Company.

e) Initial Purchasers as Qualified Institutional Buyers. Each Initial Purchaser severally and not jointly represents and warrants to, and agrees with, the Company that:

(i)	it will offer and sell Securities only to (a) persons who it reasonably believes are “qualified institutional buyers” within the meaning of Rule 144A (“Qualified Institutional Buyers”) in transactions meeting the requirements of Rule 144A or (b) upon the terms and conditions set forth in Section 8(a) of this Agreement;

(ii)	it is an institutional “accredited investor” within the meaning of Rule 501(a)(1), (2), (3) or (7) under the Securities Act; and

(iii)	it will not offer or sell Securities by, any form of general solicitation or general advertising, including but not limited to the methods described in Rule 502(c) under the Securities Act.

It is understood that the Representatives have been authorized, for their own accounts and for the accounts of the several Initial Purchasers, to accept delivery of and receipt for, and make payment of the purchase price for, the Securities that the Initial Purchasers have agreed to purchase. The Representatives may (but shall not be obligated to) make payment for any Securities to be purchased by any Initial Purchaser whose funds shall not have been received by the Representatives by the Closing Date for the account of such Initial Purchaser, but any such payment shall not relieve such Initial Purchaser from any of its obligations under this Agreement.

f) Delivery of the Securities. The Company shall deliver, or cause to be delivered, to the Representatives for the accounts of the several Initial Purchasers certificates for the Securities at the Closing Date, against the irrevocable release of a wire transfer of immediately available funds for the amount of the purchase price therefor. The certificates for the Securities shall be in such denominations and registered in such names and denominations as the Representatives shall have requested at least two full business days prior to the Closing Date and shall be made available for inspection on the business day preceding the Closing Date at a location in New York City, as the Representatives may designate. Time shall be of the essence, and delivery at the time and place specified in this Agreement is a further condition to the obligations of the Initial Purchasers.

SECTION 3. Covenants of the Company and the Guarantors.

The Company and the Guarantors jointly and severally covenant and agree with each Initial Purchaser as follows:

a) Preparation of Final Offering Memorandum; Initial Purchasers’ Review of Proposed Amendments and Supplements and Company Additional Written Communications. As promptly as practicable following the Initial Sale Time and in any event not later than the second business day following the date hereof, the Company will prepare and deliver to the Initial Purchasers the Final Offering Memorandum, which shall consist of the Preliminary Offering Memorandum as modified only by the information contained in the Final Term Sheet or derived thereform. The Company will not amend or supplement the Preliminary Offering Memorandum or the Final Term Sheet. The Company will not amend or supplement the Final Offering Memorandum prior to the Closing Date unless the Representatives shall previously have been furnished a copy of the proposed amendment or supplement at least two business days prior to the proposed use or filing, and shall not have objected to such amendment or supplement. Before making, preparing, using, authorizing, approving or distributing any Company Additional Written Communication, the Company and the Guarantors will furnish to the Representatives a copy of such written communication for review and will not make, prepare, use, authorize, approve or distribute any such written communication to which the Representatives reasonably objects.

b) Amendments and Supplements to the Final Offering Memorandum and Other Securities Act Matters. If at any time prior to the Closing Date (i) any event shall occur or condition shall exist as a result of which any of the Disclosure Package as then amended or supplemented would include any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading or (ii) it is necessary to amend or supplement any of the Disclosure Package to comply with law, the Company and the Guarantors will immediately notify the Initial Purchasers thereof and forthwith prepare and (subject to Section 3(a) hereof) furnish to the Initial Purchasers such amendments or supplements to any of the Disclosure Package as may be necessary so that the statements in any of the Disclosure Package as so amended or supplemented will not, in the light of the circumstances under which they were made, be misleading or so that any of the Disclosure Package will comply with all applicable law. If, prior to the completion of the placement of the Securities by the Initial Purchasers with the Subsequent Purchasers, any event shall occur or condition exist as a result of which it is necessary to amend or supplement the Final Offering Memorandum, as then amended or supplemented, in order to make the statements therein, in the light of the circumstances when the Final Offering Memorandum is delivered to a Subsequent Purchaser, not misleading, or if in the judgment of the Representatives or counsel for the Initial Purchasers it is otherwise necessary to amend or supplement the Final Offering Memorandum to comply with law, the Company and the Guarantors agree to promptly prepare (subject to Section 3 hereof), and furnish at its own expense to the Initial Purchasers, amendments or supplements to the Final Offering Memorandum so that the statements in the Final Offering Memorandum as so amended or supplemented will not, in the light of the circumstances at the Closing Date and at the time of sale of Securities, be misleading or so that the Final Offering Memorandum, as amended or supplemented, will comply with all applicable law.

Following the consummation of the Exchange Offer or the effectiveness of an applicable shelf registration statement and for so long as the Securities are outstanding, if, in the judgment of the Representatives, the Initial Purchasers or any of their affiliates (as such term is defined in the Securities Act) are required to deliver a prospectus in connection with sales of, or market-making activities with respect to, the Securities, the Company and the Guarantors agree to periodically amend the applicable registration statement so that the information contained therein complies with the requirements of Section 10 of the Securities Act, to amend the applicable registration statement or supplement the related prospectus or the documents incorporated therein when necessary to reflect any material changes in the information provided therein so that the registration statement and the prospectus will not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in the light of the circumstances existing as of the date the prospectus is so delivered, not misleading and to provide the Initial Purchasers with copies of each amendment or supplement filed and such other documents as the Initial Purchasers may reasonably request.

The Company hereby expressly acknowledges that the indemnification and contribution provisions of Sections 9 and 10 hereof are specifically applicable and relate to each offering memorandum, registration statement, prospectus, amendment or supplement referred to in this Section 3.

c) Copies of the Offering Memorandum. The Company agrees to furnish the Initial Purchasers, without charge, as many copies of the Disclosure Package and the Final Offering Memorandum and any amendments and supplements thereto as they shall reasonably request.

d) Blue Sky Compliance. Each of the Company and the Guarantors shall cooperate with the Representatives and counsel for the Initial Purchasers to qualify or register the Securities for sale under (or obtain exemptions from the application of) the state securities or blue sky laws of those jurisdictions designated by the Representatives, shall comply with such laws and shall continue such qualifications, registrations and exemptions in effect so long as required for the distribution of the Securities. None of the Company or any of the Guarantors shall not be required to qualify to transact business or to take any action that would subject it to general service of process in any such jurisdiction where it is not presently qualified or where it would be subject to taxation as a foreign business. The Company will advise the Representatives promptly of the suspension of the qualification or registration of (or any such exemption relating to) the Securities for offering, sale or trading in any jurisdiction or any initiation or threat of any proceeding for any such purpose, and in the event of the issuance of any order suspending such qualification, registration or exemption, each of the Company and the Guarantors shall use its best efforts to obtain the withdrawal thereof at the earliest possible moment.

e) Use of Proceeds. The Company shall apply the net proceeds from the sale of the Securities sold by it in the manner described under the caption “Use of Proceeds” in the Preliminary Offering Memorandum and the Final Offering Memorandum.

f) Depositary. The Company will cooperate with the Initial Purchasers and use its best efforts to permit the Securities to be eligible for clearance and settlement through the facilities of the Depositary.

g) Periodic Reporting Obligations. Prior to the completion of the placement of the Securities by the Initial Purchasers with the Subsequent Purchasers, the Company shall file, on a timely basis, with the Commission and the New York Stock Exchange (“NYSE”) all reports and documents required to be filed under the Exchange Act. Additionally, at any time when the Company is not subject to Section 13 or 15 of the Exchange Act, for the benefit of holders and beneficial owners from time to time of the Securities, the Company and the Guarantors shall furnish, at their expense, upon request, to holders and beneficial owners of Securities and prospective purchasers of Securities information (“Additional Issuer Information”) satisfying the requirements of Rule 144A(d).

h) Agreement Not to Offer or Sell Additional Securities. During the period commencing on the date hereof and ending on the Closing Date, none of the Company or the Guarantors will, without the prior written consent of the Representatives (which consent may be withheld at the sole discretion of the Representatives), directly or indirectly, sell, offer, contract or grant any option to sell, pledge, transfer or establish an open “put equivalent position” within the meaning of Rule 16a-1(h) under the Exchange Act, or otherwise dispose of or transfer, or announce the offering of, or file any registration statement under the Securities Act in respect of, any debt securities issued or guaranteed by the Company or any Guarantor similar to the Notes or the Guarantees or securities exchangeable for or convertible into debt securities similar to the Notes or the Guarantees (other than as contemplated by this Agreement with respect to the Notes and the Guarantees).

i) No Integration. The Company agrees that it will not and will cause its Affiliates not to make any offer or sale of securities of the Company of any class if, as a result of the doctrine of “integration” referred to in Rule 502 under the Securities Act, such offer or sale would render invalid (for the purpose of (i) the sale of the Securities by the Company to the Initial Purchasers, (ii) the resale of the Securities by the Initial Purchasers to Subsequent Purchasers or (iii) the resale of the Securities by such Subsequent Purchasers to others) the exemption from the registration requirements of the Securities Act provided by Section 4(a)(2) thereof or by Rule 144A or by Regulation S thereunder or otherwise.

j) No General Solicitation or Directed Selling Efforts. The Company agrees that it will not and will not permit any of its Affiliates or any other person acting on its or their behalf (other than the Initial Purchasers, as to which no covenant is given) to (i) solicit offers for, or offer or sell, the Securities by means of any form of general solicitation or general advertising within the meaning of Rule 502(c) of Regulation D or in any manner involving a public offering within the meaning of Section 4(a)(2) of the Securities Act or (ii) engage in any directed selling efforts with respect to the Securities within the meaning of Regulation S, and the Company will and will cause all such persons to comply with the offering restrictions requirement of Regulation S with respect to the Securities.

k) No Restricted Resales. During the one-year period after the Closing Date (or such shorter period as may be provided for in Rule 144 under the Securities Act, as the same may be in effect from time to time), the Company will not, and will not permit any of its affiliates (as defined in Rule 144 under the Securities Act) to resell any of the Securities that have been reacquired by any of them.

l) Legended Securities. Each certificate for a Note will bear the legend contained in “Notice to Investors” in the Preliminary Offering Memorandum for the time period and upon the other terms stated in the Preliminary Offering Memorandum.

m) Compliance with Sarbanes-Oxley Act. The Company and the Guarantors will comply with all applicable securities and other laws, rules and regulations, including, without limitation, the Sarbanes-Oxley Act, and use its reasonable best efforts to cause the directors and officers of the Company and the Guarantors, in their capacities as such, to comply with such laws, rules and regulations, including, without limitation, the provisions of the Sarbanes-Oxley Act.

n) No Manipulation of Price. The Company will not take, directly or indirectly, any action designed to cause or result in, or that has constituted or might reasonably be expected to constitute, under the Exchange Act or otherwise, the stabilization or manipulation of the price of any securities of the Company to facilitate the sale or resale of the Securities.

The Representatives, on behalf of the several Initial Purchasers, may, in their sole discretion, waive in writing the performance by the Company or any Guarantor of any one or more of the foregoing covenants or extend the time for their performance.

SECTION 4. Payment of Expenses. The Company and each of the Guarantors jointly and severally agree to pay all costs, fees and expenses incurred in connection with the performance of its obligations hereunder and in connection with the transactions contemplated hereby, including without limitation (i) all expenses incident to the issuance and delivery of the Securities (including all printing and engraving costs), (ii) all necessary issue, transfer and other stamp taxes in connection with the issuance and sale of the Securities, (iii) all fees and expenses of the Company’s and the Guarantors’ counsel, independent public or certified public accountants to the Company and the Guarantors and other advisors to the Company and the Guarantors, including all fees and expenses of Faiveley’s independent public accountants and other advisors, (iv) all costs and expenses incurred in connection with the preparation, printing, filing, shipping and distribution of the Disclosure Package and the Final Offering Memorandum (including financial statements, exhibits, schedules, consents and certificates of experts), and all amendments and supplements thereto, and this Agreement, the Registration Rights Agreement, the Indenture, the DTC Agreement, the Notes, the Guarantees and the Exchange Securities, (v) all filing fees, reasonable attorneys’ fees and expenses incurred by the Company, the Guarantors or the Initial Purchasers in connection with qualifying or registering (or obtaining exemptions from the qualification or registration of) all or any part of the Securities and the Exchange Securities for offer and sale under the state securities or blue sky laws, and, if requested by the Representatives, preparing a “Blue Sky Survey” or memorandum, and any supplements thereto, advising the Initial Purchasers of such qualifications, registrations and exemptions, (vi) any filing fees incident to, and the reasonable fees and disbursements of counsel to the Initial Purchasers in connection with, the review, if any, by the FINRA of the terms of the sale of the Securities or the Exchange Securities, (vii) the fees and expenses of the Trustee, including the reasonable fees and disbursements of counsel for the Trustee in connection with the Indenture, the Securities or the Exchange Securities, (viii) any fees payable in connection with the rating of the Securities or the Exchange Securities with the ratings agencies, (ix) all fees and expenses (including reasonable fees and expenses of counsel) of the Company and the Guarantors in connection with approval of the Securities or the Exchange Securities by the Depositary for “book-entry” transfer, and (x) all other fees, costs and expenses incurred in connection with the performance of obligations of the Company and the Guarantors hereunder for which provision is not otherwise made in this Section. Except as provided in this Section 4 and Sections 6, 9 and 10 hereof, the Initial Purchasers shall pay their own expenses, including the fees and disbursements of their counsel.

SECTION 5. Conditions of the Obligations of the Initial Purchasers. The obligations of the several Initial Purchasers to purchase and pay for the Securities as provided herein on the Closing Date shall be subject to the accuracy of the representations and warranties on the part of the Company and the Guarantors set forth in Section 1 hereof as of the date hereof, as of the Initial Sale Time, and as of the Closing Date as though then made and to the timely performance by the Company and the Guarantors of their respective covenants and other obligations hereunder, and to each of the following additional conditions:

a) Company Accountants’ Comfort Letter. On the date hereof, the Representatives shall have received from Ernst & Young LLP, independent registered public accountants for the Company, a letter dated the date hereof addressed to the Initial Purchasers, in form and substance satisfactory to the Representatives with respect to the audited and unaudited financial statements of the Company and certain financial information contained in the Preliminary Offering Memorandum and the Final Offering Memorandum.

b) Faiveley Accountants’ Comfort Letter. On the date hereof, the Representatives shall have received from PricewaterhouseCoopers Audit, independent statutory auditors of Faiveley, a letter dated the date hereof addressed to the Initial Purchasers, in form and substance satisfactory to the Representatives with respect to the audited financial statements of Faiveley and certain financial information contained in the Preliminary Offering Memorandum and the Final Offering Memorandum.

c) Company Bring-down Comfort Letter. On the Closing Date, the Representatives shall have received from Ernst & Young LLP, independent public or certified public accountants for the Company, a letter dated such date, in form and substance satisfactory to the Representatives, to the effect that they reaffirm the statements made in the letter furnished by them pursuant to subsection (a) of this Section 5, except that the specified date referred to therein for the carrying out of procedures shall be no more than three business days prior to the Closing Date.

d) Faiveley Bring-down Comfort Letter. On the Closing Date, the Representatives shall have received from PricewaterhouseCoopers Audit, independent statutory auditors of Faiveley, a letter dated such date, in form and substance satisfactory to the Representatives, to the effect that they reaffirm the statements made in the letter furnished by them pursuant to subsection (b) of this Section 5, except that the specified date referred to therein for the carrying out of procedures shall be no more than three business days prior to the Closing Date.

e) No Material Adverse Change or Ratings Agency Change. For the period from and after the date of this Agreement and prior to the Closing Date:

(i) in the judgment of the Representatives there shall not have occurred any Material Adverse Change;

(ii) there shall not have been any change or decrease specified in the letter or letters referred to in paragraphs (c) or (d) of this Section 5 which is, in the sole judgment of the Representatives, so material and adverse as to make it impractical or inadvisable to proceed with the offering or delivery of the Securities as contemplated by the Final Offering Memorandum; and

(iii) there shall not have occurred any downgrading in or withdrawal of, nor shall any notice have been given of any intended or potential downgrading or withdrawal or of any review for a possible change that does not indicate the direction of the possible change, the rating accorded any securities of the Company or any of its subsidiaries by any “nationally recognized statistical rating organization” as such term is defined in Section 3(a)(62) of the Exchange Act.

f) Opinion of Counsel for the Company. On the Closing Date, the Representatives shall have received the favorable opinion of David L. DeNinno, Senior Vice President, General Counsel and Secretary for the Company, dated as of such Closing Date, the form of which is attached as Exhibit A.

g) Opinion of Counsel for the Company. On the Closing Date, the Representatives shall have received the favorable opinion of K&L Gates LLP, counsel for the Company, dated as of such Closing Date, the form of which is attached as Exhibit B.

h) Opinions of Local Counsel for the Company. On the Closing Date, the Representatives shall have received the favorable opinion of (a) Buckingham, Doolittle & Burroughs, LLP, counsel for the Guarantors organized in Ohio, (b) Holland & Hart LLP, counsel for the Guarantor organized in Nevada, (c) Bradley Arant Boult Cummings LLP, counsel for the

Guarantor organized in Tennessee, (d) Jackson Kelly PLLC, counsel for the Guarantor organized in Virginia and (e) Husch Blackwell LLP, counsel for the Guarantor organized in Wisconsin, dated as of such Closing Date, in form and in substance reasonably satisfactory to the Representatives.

i) Opinion of Counsel for the Initial Purchasers. Davis Polk & Wardwell LLP, counsel for the Initial Purchasers, shall have furnished to the Representatives such opinion or opinions, dated the Closing Date, as the Representatives may reasonably request, and such counsel shall have received such papers and information as they may reasonably request to enable them to pass upon such matters.

j) Officers’ Certificate. On the Closing Date, the Representative shall have received a written certificate executed by the Chairman of the Board or the Chief Executive Officer or a Senior Vice President of the Company and the Chief Financial Officer or Chief Accounting Officer of the Company, and the Vice President, Finance and the Vice President and Secretary of each Guarantor or of the general partner of a Guarantor that is a limited partnership, dated as of such Closing Date, to the effect that:

(i) the representations, warranties and covenants of the Company and the Guarantors set forth in Section 1 of this Agreement are true and correct with the same force and effect as though expressly made on and as of such Closing Date; and

(ii) the Company and the Guarantors have complied with all the agreements hereunder and satisfied all the conditions on its part to be performed or satisfied hereunder at or prior to such Closing Date.

k) Registration Rights Agreement. On or before the Closing Date, the Company and the Guarantors shall have executed and delivered the Registration Rights Agreement, in form and substance reasonably satisfactory to the Initial Purchasers, and the Initial Purchasers shall have received such executed counterparts.

l) Additional Documents. On or before the Closing Date, the Representatives and counsel for the Initial Purchasers shall have received such information, documents and opinions as they may reasonably require for the purposes of enabling them to pass upon the issuance and sale of the Securities as contemplated herein, or in order to evidence the accuracy of any of the representations and warranties, or the satisfaction of any of the conditions or agreements, herein contained.

If any condition specified in this Section 5 is not satisfied when and as required to be satisfied, this Agreement may be terminated by the Representatives by notice to the Company at any time on or prior to the Closing Date, which termination shall be without liability on the part of any party to any other party, except that Sections 4, 6, 9, 10 and 18 shall at all times be effective and shall survive such termination.

SECTION 6. Reimbursement of Initial Purchasers’ Expenses. If this Agreement is terminated by the Representatives pursuant to Section 5, 11 or 12, or if the sale to the Initial Purchasers of the Securities on the Closing Date is not consummated because of any refusal, inability or failure on the part of the Company or any Guarantor to perform any agreement herein or to comply with any provision hereof, the Company and the Guarantors, jointly and severally, agree to reimburse the Representatives and the other Initial Purchasers (or such Initial Purchasers as have terminated this Agreement with respect to themselves), severally, upon demand for all out-of-pocket expenses that shall have been reasonably incurred by the Representatives and the Initial Purchasers in connection with the proposed purchase and the offering and sale of the Securities, including but not limited to fees and disbursements of counsel, printing expenses, travel expenses, postage, facsimile and telephone charges.

SECTION 7. Effectiveness of this Agreement. This Agreement shall not become effective until the execution of this Agreement by the parties hereto.

SECTION 8. Offer, Sale and Resale Procedures. Each of the Initial Purchasers, on the one hand, and the Company and the Guarantors, on the other hand, hereby agree to observe the following procedures in connection with the offer and sale of the Securities:

a) Offers and sales of the Securities will be made only by the Initial Purchasers or Affiliates thereof qualified to do so in the jurisdictions in which such offers or sales are made. Each such offer or sale shall only be made to persons whom the offeror or seller reasonably believes to be Qualified Institutional Buyers or non-U.S. persons outside the United States to whom the offeror or seller reasonably believes offers and sales of the Securities may be made in reliance upon Regulation S. Such Initial Purchaser agrees that it has not offered or sold and will not offer or sell the Securities in the United States or to, or for the benefit or account of, a U.S. person (other than a distributor), in each case, as defined in Rule 902 of Regulation S (i) as part of its distribution at any time and (ii) otherwise until 40 days after the later of the commencement of the offering of the Securities pursuant hereto and the Closing Date, other than in accordance with Regulation S or another exemption from the registration requirements of the Securities Act. Such Initial Purchaser agrees that, during such 40-day restricted period, it will not cause any advertisement with respect to the Securities (including any “tombstone” advertisement) to be published in any newspaper or periodical or posted in any public place and will not issue any circular relating to the Securities, except such advertisements as permitted by and include the statements required by Regulation S.

b) No general solicitation or general advertising (within the meaning of Rule 502 under the Securities Act) will be used in the United States in connection with the offering of the Securities.

c) Following the sale of the Securities by the Initial Purchasers to Subsequent Purchasers pursuant to the terms hereof, the Initial Purchasers shall not be liable or responsible to the Company or any of the Guarantors for any losses, damages or liabilities suffered or incurred by the Company or any of the Guarantors, including any losses, damages or liabilities under the Securities Act, arising from or relating to any resale or transfer of any Security.

SECTION 9. Indemnification.

(a) Indemnification of the Initial Purchasers. The Company and the Guarantors, jointly and severally, agree to indemnify and hold harmless each Initial Purchaser, its directors, officers, employees, affiliates and agents, and each person, if any, who controls any Initial Purchaser within the meaning of the Securities Act and the Exchange Act against any loss, claim, damage, liability or expense, as incurred, to which such Initial Purchaser or such director, officer, employee, affiliate, agent or controlling person may become subject, under the Securities Act, the Exchange Act or other federal or state statutory law or regulation, or at common law or otherwise (including in settlement of any litigation, if such settlement is effected with the written consent of the Company), insofar as such loss, claim, damage, liability or expense (or actions in respect thereof as contemplated below) arises out of or is based upon any untrue statement or alleged untrue statement of a material fact contained in the Preliminary Offering Memorandum, the Final Term Sheet, the Final Offering Memorandum or any Company Additional Written Communication, (or any amendment or supplement thereto) or the omission or alleged omission therefrom of a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading; and to reimburse each Initial Purchaser and each such director, officer, employee, affiliate, agent and controlling person for any and all expenses (including the reasonable fees and disbursements of counsel chosen by the Representatives) as such expenses are reasonably incurred by such Initial Purchaser or such director, officer, employee, affiliate, agent or controlling person in connection with investigating, defending, settling, compromising or paying any such loss, claim, damage, liability, expense or action; provided, however, that the foregoing indemnity agreement shall not apply to any loss, claim, damage, liability or expense to the extent, but only to the extent, arising out of or based upon any untrue statement or alleged untrue statement or omission or alleged omission made in reliance upon and in conformity with written information furnished to the Company by any Initial Purchaser through the Representatives expressly for use in the Preliminary Offering Memorandum, the Final Term Sheet, the Final Offering Memorandum or any Company Additional Written Communication (or any amendment or supplement thereto). The indemnity agreement set forth in this Section 9(a) shall be in addition to any liabilities that the Company and the Guarantors may otherwise have.

(b) Indemnification of the Company, the Guarantors, and Their Respective Directors and Officers. Each Initial Purchaser agrees, severally and not jointly, to indemnify and hold harmless the Company, each Guarantor, each of their respective directors and each person, if any, who controls the Company or any Guarantor within the meaning of the Securities Act or the Exchange Act, against any loss, claim, damage, liability or expense, as incurred, to which the Company, any Guarantor or any such director, officer or controlling person may become subject, under the Securities Act, the Exchange Act, or other federal or state statutory law or regulation, or at common law or otherwise (including in settlement of any litigation, if such settlement is effected with the written consent of such Initial Purchaser), insofar as such loss, claim, damage, liability or expense (or actions in respect thereof as contemplated below) arises out of or is based upon any untrue statement or alleged untrue statement of a material fact contained in the Preliminary Offering Memorandum, the Final Term Sheet, the Final Offering Memorandum or

any Company Additional Written Communication (or any amendment or supplement thereto) or the omission or alleged omission therefrom of a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading, in each case to the extent, but only to the extent, that such untrue statement or alleged untrue statement or omission or alleged omission was made in the Preliminary Offering Memorandum, the Final Term Sheet, the Final Offering Memorandum or any Company Additional Written Communication (or any amendment or supplement thereto), in reliance upon and in conformity with written information furnished to the Company by such Initial Purchaser through the Representatives expressly for use therein; and to reimburse the Company, the Guarantors or any such director, officer or controlling person for any legal and other expense reasonably incurred by the Company, the Guarantors or any such director, officer or controlling person in connection with investigating, defending, settling, compromising or paying any such loss, claim, damage, liability, expense or action. The Company and the Guarantors hereby acknowledge that the only information furnished to the Company by any Initial Purchaser through the Representatives expressly for use in the Preliminary Offering Memorandum, the Final Term Sheet, the Final Offering Memorandum or any Company Additional Written Communication (or any amendment or supplement thereto) are the statements set forth in the first sentence of the sixth paragraph under “Plan of Distribution—Commissions and Discounts” related to the terms of the offering, the third sentence of the ninth paragraph under “Plan of Distribution —New Issue of Securities” related to market making and the eleventh paragraph under “Plan of Distribution —Short Positions” related to short sales, each in the Preliminary Offering Memorandum and the Final Offering Memorandum. The indemnity agreement set forth in this Section 9(b) shall be in addition to any liabilities that each Initial Purchaser may otherwise have.

(c) Notifications and Other Indemnification Procedures. Promptly after receipt by an indemnified party under this Section 9 of notice of the commencement of any action, such indemnified party will, if a claim in respect thereof is to be made against an indemnifying party under this Section 9, notify the indemnifying party in writing of the commencement thereof, but the omission to so notify the indemnifying party will not relieve it from any liability which it may have to any indemnified party for contribution or otherwise than under the indemnity agreement contained in this Section 9 or to the extent it is not prejudiced as a proximate result of such failure. In case any such action is brought against any indemnified party and such indemnified party seeks or intends to seek indemnity from an indemnifying party, the indemnifying party will be entitled to participate in, and, to the extent that it shall elect, jointly with all other indemnifying parties similarly notified, by written notice delivered to the indemnified party, to assume the defense thereof with counsel reasonably satisfactory to such indemnified party; provided, however, such indemnified party shall have the right to employ its own counsel in any such action and to participate in the defense thereof, but the fees and expenses of such counsel shall be at the expense of such indemnified party, unless: (i) the employment of such counsel has been specifically authorized in writing by the indemnifying party; (ii) the indemnifying party has failed promptly to assume the defense and employ counsel reasonably satisfactory to the indemnified party; or (iii) the named parties to any such action (including any impleaded parties) include both such indemnified party and the indemnifying party or any affiliate of the indemnifying party, and such indemnified party shall have reasonably concluded that either (x) there may be one or more legal defenses available to it which are different from or additional to those available to the indemnifying party or such affiliate of the indemnifying party or (y) a conflict may exist between such indemnified party and the indemnifying party or such affiliate of the indemnifying party (it being understood, however, that the indemnifying party shall not, in connection with any one such action or separate but substantially similar or related actions in the same jurisdiction arising out of the same general allegations or circumstances, be liable for the fees and expenses of more than one separate firm of attorneys (in addition to a single firm of local counsel) for all such indemnified parties, which firm shall be designated in writing by the Representatives and that all such reasonable fees and expenses shall be reimbursed as they are incurred). Upon receipt of notice from the indemnifying party to such indemnified party of such indemnifying party’s election so to assume the defense of such action and approval by the indemnified party of counsel, the indemnifying party will not be liable to such indemnified party under this Section 9 for any legal or other expenses subsequently incurred by such indemnified party in connection with the defense thereof unless the indemnified party shall have employed separate counsel in accordance with the proviso to the next preceding sentence, in which case the reasonable fees and expenses of counsel shall be at the expense of the indemnifying party.

(d) Settlements. The indemnifying party under this Section 9 shall not be liable for any settlement of any proceeding effected without its written consent, but if settled with such consent or if there be a final judgment for the plaintiff, the indemnifying party agrees to indemnify the indemnified party against any loss, claim, damage, liability or expense by reason of such settlement or judgment. Notwithstanding the foregoing sentence, if at any time an indemnified party shall have requested an indemnifying party to reimburse the indemnified party for fees and expenses of counsel as contemplated by Section 9(c) hereof, the indemnifying party agrees that it shall be liable for any settlement of any proceeding effected without its written consent if (i) such settlement is entered into more than 30 days after receipt by such indemnifying party of the aforesaid request and (ii) such indemnifying party shall not have reimbursed the indemnified party in accordance with such request prior to the date of such settlement. No indemnifying party shall, without the prior written consent of the indemnified party, effect any settlement, compromise or consent to the entry of judgment in any pending or threatened action, suit or proceeding in respect of which any indemnified party is or could have been a party and indemnity was or could have been sought hereunder by such indemnified party, unless such settlement, compromise or consent (i) includes an unconditional release of such indemnified party from all liability on claims that are the subject matter of such action, suit or proceeding and (ii) does not include a statement as to or an admission of fault, culpability or a failure to act by or on behalf of any indemnified party.

SECTION 10. Contribution. If the indemnification provided for in Section 9 is for any reason held to be unavailable to or otherwise insufficient to hold harmless an indemnified party in respect of any losses, claims, damages, liabilities or expenses referred to therein, then each indemnifying party shall contribute to the aggregate amount paid or payable by such indemnified party, as incurred, as a result of any losses, claims, damages, liabilities or expenses referred to therein (i) in such proportion as is appropriate to reflect the relative benefits received by the Company and the Guarantors, on the one hand, and the Initial Purchasers, on the other hand, from the offering of the Securities pursuant to this Agreement or (ii) if the allocation provided by clause (i) above is not permitted by applicable law, in such proportion as is appropriate to reflect not only the relative benefits referred to in clause (i) above but also the relative fault of the Company and the Guarantors, on the one hand, and the Initial Purchasers, on the other hand, in connection with the statements or omissions which resulted in such losses, claims, damages, liabilities or expenses, as well as any other relevant equitable considerations. The relative benefits received by the Company and the Guarantors, on the one hand, and the Initial Purchasers, on the other hand, in connection with the offering of the Securities pursuant to this Agreement shall be deemed to be in the same respective proportions as the total net proceeds from the offering of the Securities pursuant to this Agreement (before deducting expenses) received by the Company, and the total discount received by the Initial Purchasers bear to the aggregate initial offering price of the Securities as set forth on such cover. The relative fault of the Company and the Guarantors, on the one hand, and the Initial Purchasers, on the other hand, shall be determined by reference to, among other things, whether any such untrue or alleged untrue statement of a material fact or omission or alleged omission to state a material fact relates to information supplied by the Company and the Guarantors, on the one hand, or the Initial Purchasers, on the other hand, and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission.

The amount paid or payable by a party as a result of the losses, claims, damages, liabilities and expenses referred to above shall be deemed to include, subject to the limitations set forth in Section 9(c), any reasonable legal or other fees or expenses reasonably incurred by such party in connection with investigating or defending any action or claim.

The Company, the Guarantors and the Initial Purchasers agree that it would not be just and equitable if contribution pursuant to this Section 9 were determined by pro rata allocation (even if the Initial Purchasers were treated as one entity for such purpose) or by any other method of allocation which does not take account of the equitable considerations referred to in this Section 10.

Notwithstanding the provisions of this Section 10, no Initial Purchaser shall be required to contribute any amount in excess of the discount received by such Initial Purchaser in connection with the Securities distributed by it. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation. The Initial Purchasers’ obligations to contribute pursuant to this Section 10 are several, and not joint, in proportion to their respective commitments as set forth opposite their names in Schedule A. For purposes of this Section 10, each director, officer, employee, affiliate and agent of an Initial Purchaser and each person, if any, who controls an Initial Purchaser within the meaning of the Securities Act and the Exchange Act shall have the same rights to contribution as such Initial Purchaser, and each director of the Company or any Guarantor and each person, if any, who controls the Company or any Guarantor within the meaning of the Securities Act and the Exchange Act shall have the same rights to contribution as the Company and the Guarantors.

SECTION 11. Default of One or More of the Several Initial Purchasers. If, on the Closing Date, any one or more of the several Initial Purchasers shall fail or refuse to purchase Securities that it or they have agreed to purchase hereunder on such date, and the aggregate principal amount of Securities, which such defaulting Initial Purchaser or Initial Purchasers agreed but failed or refused to purchase does not exceed 10% of the aggregate principal amount of the Securities to be purchased on such date, the other Initial Purchasers shall be obligated, severally, in the proportion to the aggregate principal amounts of such Securities set forth opposite their respective names on Schedule A bears to the aggregate principal amount of such Securities set forth opposite the names of all such non-defaulting Initial Purchasers, or in such other proportions as may be specified by the Representatives with the consent of the non-defaulting Initial Purchasers, to purchase such Securities which such defaulting Initial Purchaser or Initial Purchasers agreed but failed or refused to purchase on such date. If, on the Closing Date, any one or more of the Initial Purchasers shall fail or refuse to purchase such Securities and the aggregate principal amount of such Securities with respect to which such default occurs exceeds 10% of the aggregate principal amount of Securities to be purchased on such date, and arrangements satisfactory to the Representatives and the Company for the purchase of such Securities are not made within 48 hours after such default, this Agreement shall terminate without liability of any party to any other party except that the provisions of Sections 4, 6, 9, 10 and 18 shall at all times be effective and shall survive such termination. In any such case, either the Representatives or the Company shall have the right to postpone the Closing Date, but in no event for longer than seven days in order that the required changes, if any, to the Final Offering Memorandum or any other documents or arrangements may be effected.

As used in this Agreement, the term “Initial Purchaser” shall be deemed to include any person substituted for a defaulting Initial Purchaser under this Section 11. Any action taken under this Section 11 shall not relieve any defaulting Initial Purchaser from liability in respect of any default of such Initial Purchaser under this Agreement.

SECTION 12. Termination of this Agreement. Prior to the Closing Date, this Agreement may be terminated by the Representatives by notice given to the Company if at any time (i) trading or quotation in any of the securities issued or guaranteed by the Company or any of the Guarantors shall have been suspended or limited by the Commission or the NYSE, or trading in securities generally on either the Nasdaq Stock Market or the NYSE shall have been suspended or limited, or minimum or maximum prices shall have been generally established on any of such stock exchanges by the Commission or the FINRA; (ii) a general banking moratorium shall have been declared by any of federal or New York authorities; (iii) there shall have occurred any outbreak or escalation of national or international hostilities or any crisis or calamity involving the United States, or any change in the United States or international financial markets, or any substantial change or development involving a prospective substantial change in United States’ or international political, financial or economic conditions, as in the judgment of the Representatives is material and adverse and makes it impracticable or inadvisable to market the Securities in the manner and on the terms described in the Disclosure Package or the Final Offering Memorandum or to enforce contracts for the sale of securities; (iv) in the judgment of the Representatives there shall have occurred any Material Adverse Change; or (v) there shall have occurred a material disruption in commercial banking or securities settlement or clearance services. Any termination pursuant to this Section 12 shall be without liability of any party to any other party except as provided in Sections 4 and 6 hereof, and provided further that Sections 4, 6, 9, 10 and 18 shall survive such termination and remain in full force and effect.

SECTION 13. No Fiduciary Duty. The Company acknowledges and agrees that: (i) the purchase and sale of the Securities pursuant to this Agreement, including the determination of the public offering price of the Securities and any related discounts and commissions, is an arm’s length commercial transaction between the Company, on the one hand, and the several Initial Purchasers, on the other hand, and the Company is capable of evaluating and understanding and understands and accepts the terms, risks and conditions of the transactions contemplated by this Agreement; (ii) in connection with each transaction contemplated hereby and the process leading to such transaction each Initial Purchaser is and has been acting solely as a principal and is not the financial advisor, agent or fiduciary of the Company or its affiliates, stockholders, creditors or employees or any other party; (iii) no Initial Purchaser has assumed or will assume an advisory, agency or fiduciary responsibility in favor of the Company with respect to any of the transactions contemplated hereby or the process leading thereto (irrespective of whether such Initial Purchaser has advised or is currently advising the Company on other matters) and no Initial Purchaser has any obligation to the Company with respect to the offering contemplated hereby except the obligations expressly set forth in this Agreement; (iv) the several Initial Purchasers and their respective affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Company and that the several Initial Purchasers have no obligation to disclose any of such interests by virtue of any advisory, agency or fiduciary relationship; and (v) the Initial Purchasers have not provided any legal, accounting, regulatory or tax advice with respect to the offering contemplated hereby and the Company has consulted its own legal, accounting, regulatory and tax advisors to the extent it deemed appropriate.

This Agreement supersedes all prior agreements and understandings (whether written or oral) between the Company and the several Initial Purchasers with respect to the subject matter hereof. The Company hereby waives and releases, to the fullest extent permitted by law, any claims that the Company may have against the several Initial Purchasers with respect to any breach or alleged breach of agency or fiduciary duty.

SECTION 14. Representations and Indemnities to Survive Delivery. The respective indemnities, agreements, representations, warranties and other statements of the Company, the Guarantors, their respective officers and of the several Initial Purchasers set forth in or made pursuant to this Agreement (i) will remain operative and in full force and effect, regardless of any (A) investigation, or statement as to the results thereof, made by or on behalf of any Initial Purchaser, the officers or employees of any Initial Purchaser, or any person controlling any Initial Purchaser, the Company, the Guarantors, the officers or employees of the Company or the Guarantor, or any person controlling the Company or any Guarantor, as the case may be, or (B) acceptance of the Securities and payment for them hereunder and (ii) will survive delivery of and payment for the Securities sold hereunder and any termination of this Agreement.

SECTION 15. Notices. All communications hereunder shall be in writing and shall be mailed, hand delivered or telecopied and confirmed to the parties hereto as follows:

If to the Representatives:

J.P. Morgan Securities LLC

383 Madison Avenue

New York, New York 10179

Facsimile: (212) 834-6081

Attention: Investment Grade Syndicate Desk

and

Merrill Lynch, Pierce, Fenner & Smith Incorporated

50 Rockefeller Plaza

NY1-050-12-02

New York, New York 10020

Facsimile: 646-855-5958

Attention: High Grade Transaction Management/Legal

and

PNC Capital Markets LLC

300 Fifth Avenue, Floor 10

Pittsburgh, PA 15222

Facsimile: 412-762-2760

Attention: Debt Capital Markets

If to the Company and the Guarantors:

Westinghouse Air Brake Technologies Corporation

1001 Airbrake Avenue

Wilmerding, PA 15148

Facsimile: 412-825-1305

Attention: David L. DeNinno

with a copy to:

K&L Gates LLP

K&L Gates Center

210 Sixth Avenue

Pittsburgh, PA 15222

Facsimile: 412-355-6501

Attention: Kristen L. Stewart

Any party hereto may change the address for receipt of communications by giving written notice to the others.

SECTION 16. Successors. This Agreement will inure to the benefit of and be binding upon the parties hereto, including any substitute Initial Purchasers pursuant to Section 11 hereof, and to the benefit of the directors, officers, employees, affiliates, agents and controlling persons referred to in Sections 9 and 10, and in each case their respective successors, and no other person will have any right or obligation hereunder. The term “successors” shall not include any purchaser of the Securities as such from any of the Initial Purchasers merely by reason of such purchase.

SECTION 17. Partial Unenforceability. The invalidity or unenforceability of any Section, paragraph or provision of this Agreement shall not affect the validity or enforceability of any other Section, paragraph or provision hereof. If any Section, paragraph or provision of this Agreement is for any reason determined to be invalid or unenforceable, there shall be deemed to be made such minor changes (and only such minor changes) as are necessary to make it valid and enforceable.

SECTION 18. The Patriot Act. In accordance with the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)), the Initial Purchasers are required to obtain, verify and record information that identifies their respective clients, including the Company, which information may include the name and address of their respective clients, as well as other information that will allow the Initial Purchasers to properly identify their respective clients.

SECTION 19. Governing Law Provisions. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE INTERNAL LAWS OF THE STATE OF NEW YORK APPLICABLE TO AGREEMENTS MADE AND TO BE PERFORMED IN THAT STATE.

(a) Consent to Jurisdiction. Any legal suit, action or proceeding arising out of or based upon this Agreement or the transactions contemplated hereby (“Related Proceedings”) may be instituted in the federal courts of the United States of America located in the City and County of New York, Borough of Manhattan, or the courts of the State of New York in each case located in the City and County of New York, Borough of Manhattan (collectively, the “Specified Courts”), and each party irrevocably submits to the exclusive jurisdiction (except for proceedings instituted in regard to the enforcement of a judgment of any such court (a “Related Judgment”), as to which such jurisdiction is non-exclusive) of such courts in any such suit, action or proceeding. Service of any process, summons, notice or document by mail to such party’s address set forth above shall be effective service of process for any suit, action or other proceeding brought in any such court. The parties irrevocably and unconditionally waive any objection to the laying of venue of any suit, action or other proceeding in the Specified Courts and irrevocably and unconditionally waive and agree not to plead or claim in any such court that any such suit, action or other proceeding brought in any such court has been brought in an inconvenient forum.

Section 20. Trial by Jury. THE COMPANY (ON ITS BEHALF AND, TO THE EXTENT PERMITTED BY APPLICABLE LAW, ON BEHALF OF ITS STOCKHOLDERS AND AFFILIATES), EACH GUARANTOR (ON ITS BEHALF AND, TO THE EXTENT PERMITTED BY APPLICABLE LAW, ON BEHALF OF ITS STOCKHOLDERS AND AFFILIATES) AND EACH OF THE INITIAL PURCHASERS HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 21. Research Analyst Independence. The Company and the Guarantors acknowledge that the Initial Purchasers’ research analysts and research departments are required to be independent from their respective investment banking divisions and are subject to certain regulations and internal policies, and that such Initial Purchasers’ research analysts may hold views and make statements or investment recommendations and/or publish research reports with respect to the Company, its subsidiaries and/or the offering of the Securities that differ from the views of their respective investment banking divisions. The Company and the Guarantors hereby waive and release, to the fullest extent permitted by law, any claims that the Company or any Guarantor may have against the Initial Purchasers with respect to any conflict of interest that may arise from the fact that the views expressed by their independent research analysts and research departments may be different from or inconsistent with the views or advice communicated to the Company or any Guarantor by such Initial Purchasers’ investment banking divisions. The Company and the Guarantors acknowledge that each of the Initial Purchasers is a full service securities firm and as such from time to time, subject to applicable securities laws, may effect transactions for its own account or the account of its customers and hold long or short positions in debt or equity securities of the companies that may be the subject of the transactions contemplated by this Agreement.

SECTION 22. General Provisions. This Agreement may be executed in two or more counterparts, each one of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement may not be amended or modified unless in writing by all of the parties hereto, and no condition herein (express or implied) may be waived unless waived in writing by each party whom the condition is meant to benefit. The Section headings herein are for the convenience of the parties only and shall not affect the construction or interpretation of this Agreement.

Each of the parties hereto acknowledges that it is a sophisticated business person who was adequately represented by counsel during negotiations regarding the provisions hereof, including, without limitation, the indemnification provisions of Section 9 and the contribution provisions of Section 10, and is fully informed regarding said provisions. Each of the parties hereto further acknowledges that the provisions of Sections 9 and 10 hereto fairly allocate the risks in light of the ability of the parties to investigate the Company and the Guarantors, their respective affairs and their businesses in order to assure that adequate disclosure has been made in the Disclosure Package and the Final Offering Memorandum (and any amendments and supplements thereto).

If the foregoing is in accordance with your understanding of our agreement, kindly sign and return to the Company the enclosed copies hereof, whereupon this instrument, along with all counterparts hereof, shall become a binding agreement in accordance with its terms.

Very truly yours,

WESTINGHOUSE AIR BRAKE TECHNOLOGIES CORPORATION

By:	/s/ Patrick D. Dugan
Name: Patrick D. Dugan
Title: Senior Vice President and
Chief Financial Officer

GUARANTORS:

MOTIVEPOWER, INC., a Delaware corporation;

RAILROAD FRICTION PRODUCTS CORPORATION, a Delaware corporation;

RICON CORP., a California corporation;

SCHAEFER EQUIPMENT, INC., an Ohio corporation;

YOUNG TOUCHSTONE COMPANY, a Wisconsin corporation;

STANDARD CAR TRUCK COMPANY, a Delaware corporation;

DUROX COMPANY, an Ohio corporation;

G&B SPECIALTIES, INC., a Pennsylvania corporation;

GBI USA HOLDINGS, INC., a Nevada corporation;

XORAIL, LLC, a Delaware limited liability company;

XORAIL, INC., a Florida corporation;

WABTEC INTERNATIONAL, INC., a Delaware corporation;

RFPC HOLDING CORP., a Delaware corporation;

WABTEC HOLDING CORP., a Delaware corporation;

TURBONETICS HOLDINGS, INC., a Delaware corporation;

BARBER STEEL FOUNDRY CORP., a Delaware corporation;

LONGWOOD ELASTOMERS, INC., a Virginia corporation;

LONGWOOD INDUSTRIES, INC., a New Jersey corporation;

LONGWOOD INTERNATIONAL, INC., a Delaware corporation;

RCL, L.L.C., a Tennessee limited liability company;

TRANSTECH OF SOUTH CAROLINA, INC., a Delaware corporation;

WABTEC RAILWAY ELECTRONICS, INC., a Delaware corporation; and

WABTEC RAILWAY ELECTRONICS MANUFACTURING, INC., a Delaware corporation.

By:	/s/ Patrick D. Dugan
Name: Patrick D. Dugan
Title: Vice President, Finance of each of the
above Guarantors

RAILROAD CONTROLS, L.P., a Texas limited partnership

By: RCL, L.L.C., its General Partner

By:	/s/ Patrick D. Dugan
Name: Patrick D. Dugan
Title: Vice President, Finance

The foregoing Purchase Agreement is hereby confirmed and accepted by the Representatives as of the date first above written.

J.P. MORGAN SECURITIES LLC

MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED

PNC CAPITAL MARKETS LLC

Acting as Representatives of the

several Initial Purchasers named in

the attached Schedule A.

J.P. Morgan Securities LLC

By:	/s/ Som Bhattacharyya
Name: Som Bhattacharyya
Title: Vice President

Merrill Lynch, Pierce, Fenner & Smith Incorporated

By:	/s/ Happy Hazelton
Name: Happy Hazelton
Title: Managing Director

PNC Capital Markets LLC

By:	/s/ Robert W. Thomas
Name: Robert W. Thomas
Title: Managing Director

SCHEDULE A

Initial Purchasers	Aggregate Principal Amount of Securities to be Purchased
J.P. Morgan Securities LLC	$175,625,000
Merrill Lynch, Pierce, Fenner & Smith Incorporated	$175,625,000
PNC Capital Markets LLC	$102,500,000
HSBC Securities (USA) Inc.	$56,250,000
SG Americas Securities, LLC	$56,250,000
BB&T Capital Markets, a division of BB&T Securities, LLC	$35,625,000
Citizens Capital Markets, Inc.	$35,625,000
Credit Agricole Securities (USA) Inc.	$16,875,000
MUFG Securities Americas Inc.	$16,875,000
TD Securities (USA) LLC	$16,875,000
UBS Securities LLC	$15,000,000
BNP Paribas Securities Corp.	$9,375,000
The Huntington Investment Company	$9,375,000
Scotia Capital (USA) Inc.	$9,375,000
U.S. Bancorp Investments, Inc.	$9,375,000
Wells Fargo Securities, LLC	$9,375,000
Total	$750,000,000

Sch-A

SCHEDULE B

MOTIVEPOWER, INC., a Delaware corporation

RAILROAD FRICTION PRODUCTS CORPORATION, a Delaware corporation

RICON CORP., a California corporation

SCHAEFER EQUIPMENT, INC., an Ohio corporation

YOUNG TOUCHSTONE COMPANY, a Wisconsin corporation

STANDARD CAR TRUCK COMPANY, a Delaware corporation

DUROX COMPANY, an Ohio corporation

G&B SPECIALTIES, INC., a Pennsylvania corporation

GBI USA HOLDINGS, INC., a Nevada corporation

XORAIL, LLC, a Delaware limited liability company

XORAIL, INC., a Florida corporation

WABTEC INTERNATIONAL, INC., a Delaware corporation

RFPC HOLDING CORP., a Delaware corporation

WABTEC HOLDING CORP., a Delaware corporation

TURBONETICS HOLDINGS, INC., a Delaware corporation

BARBER STEEL FOUNDRY CORP., a Delaware corporation

LONGWOOD ELASTOMERS, INC., a Virginia corporation

LONGWOOD INDUSTRIES, INC., a New Jersey corporation

LONGWOOD INTERNATIONAL, INC., a Delaware corporation

RCL, L.L.C., a Tennessee limited liability company

TRANSTECH OF SOUTH CAROLINA, INC., a Delaware corporation

WABTEC RAILWAY ELECTRONICS, INC., a Delaware corporation

WABTEC RAILWAY ELECTRONICS MANUFACTURING, INC., a Delaware corporation

RAILROAD CONTROLS, L.P., a Texas limited partnership

Sch-B

EXHIBIT C

WESTINGHOUSE AIR BRAKE TECHNOLOGIES CORPORATION

Final Term Sheet

$750,000,000 3.450% SENIOR NOTES DUE 2026

October 31, 2016

This Final Term Sheet is qualified in its entirety by reference to the Preliminary Offering Memorandum, dated October 31, 2016 (the “Preliminary Offering Memorandum”). The information in this pricing term sheet supplements the Preliminary Offering Memorandum and updates and supersedes the information in the Preliminary Offering Memorandum to the extent it is inconsistent with the information in the Preliminary Offering Memorandum. Terms used and not defined herein have the meanings assigned in the Preliminary Offering Memorandum.

Issuer:	Westinghouse Air Brake Technologies Corporation

Initial Guarantors

The Issuer’s obligations under the notes will

initially be guaranteed by each of the Issuer’s

subsidiaries that guarantees its obligations under its

existing credit facilities. See “Description of the

Securities — Guarantees” in the Preliminary

Offering Memorandum.

Legal Format:	144A/Regulation S with Registration Rights

Size:	$750,000,000

Maturity:	November 15, 2026

Coupon (Interest Rate):	3.450%

Yield to Maturity:	3.454%

Spread to Benchmark Treasury:	T + 162.5 bps

Benchmark Treasury:	1.500% due August 15, 2026

Benchmark Treasury Price and Yield:	97-02 and 1.829%

Interest Payment Dates:	May 15 and November 15, beginning on May 15, 2017

Redemption Provision:

Make-whole call	Callable at the greater of par or the make-whole (Treasury Rate plus 25 bps) at any time before 3 months prior to maturity

Exhibit C-1

Par call	At any time on or after 3 months prior to maturity

Special Mandatory Redemption

If the closing of the Faiveley Family Share

Purchase (as defined in the Preliminary Offering

Memorandum) does not occur by 5:00 p.m. New

York City time on the “special mandatory trigger

date” (as defined in the Preliminary Offering

Memorandum) or if the agreements to acquire

Faiveley Transport S.A. are terminated at any time

prior thereto, the notes will be subject to a special

mandatory redemption on the terms described in the Preliminary Offering Memorandum. See

“Description of the Securities – Special Mandatory Redemption” in the Preliminary Offering

Memorandum.

CUSIP / ISIN:	144A: 960386AJ9 / US960386AJ99 Reg S: U96036AB1 / USU96036AB14

Price to Public:	99.965%

Trade Date:	October 31, 2016

Settlement Date:	November 3, 2016 (T+3)

Ratings*:	Baa3 (stable outlook) by Moody’s BBB (stable outlook) by S&P Global Ratings

Joint Book-Running Managers	J.P. Morgan Securities LLC Merrill, Lynch, Pierce, Fenner & Smith Incorporated PNC Capital Markets LLC

Passive Bookrunners	HSBC Securities (USA) Inc. SG Americas Securities, LLC

Senior Co-Managers:	BB&T Capital Markets, a division of BB&T Securities, LLC Citizens Capital Markets, Inc.

Co-Managers:

Credit Agricole Securities (USA) Inc.

MUFG Securities Americas Inc.

TD Securities (USA) LLC

UBS Securities LLC

BNP Paribas Securities Corp.

The Huntington Investment Company

Scotia Capital (USA) Inc.

U.S. Bancorp Investments, Inc.

Wells Fargo Securities, LLC

Exhibit C-2

*Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

This material is strictly confidential and has been prepared by the Issuer solely for use in connection with the proposed offering of the securities described in the Preliminary Offering Memorandum. This material is personal to each offeree and does not constitute an offer to any other person or the public generally to subscribe for or otherwise acquire the securities. Please refer to the Preliminary Offering Memorandum for a complete description.

The securities have not been registered under the Securities Act of 1933, as amended (the “Securities Act”), and are being offered only to (1) “qualified institutional buyers” as defined in Rule 144A under the Securities Act and (2) outside the United States to non-U.S. persons in compliance with Regulation S under the Securities Act, and this communication is only being distributed to such persons.

This communication is not an offer to sell the securities and it is not a solicitation of an offer to buy the securities in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction.

Any disclaimers or other notices that may appear below are not applicable to this communication and should be disregarded. Such disclaimers or other notices were automatically generated as a result of this communication being sent via Bloomberg or another email system.

Exhibit C-3